UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

NOVA OIL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

The Riviana Building, 2777 Allen Parkway, Suite 800, Houston, Texas 77019

(Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The disclosures regarding Mr. Powers’ compensation arrangement reported in Item 5.02 of this report are incorporated by reference into this Item 1.01.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On August 31, 2006, the Board of Directors of Nova Oil, Inc. (the “Company”) appointed Lewis W. Powers the Chief Operating Officer of the Company.  Mr. Powers is replacing J.D. McGraw, who will continue to serve as the President and a director of the Company.  Mr. Powers will have an annual salary of $125,000.   In connection with his appointment as the Chief Operating Officer and under the Company’s 2006 Equity Incentive Plan, the Board granted Mr. Powers 1,000,000 shares of restricted stock.  The shares vest in equal installments over a four year period for so long as Mr. Powers remains in continuous service as an officer of the Company.  If Mr. Powers is terminated by the Company, then all unvested shares will immediately vest and will not be forfeited.

Mr. Powers, 60, also serves on the Company’s Board.  Mr. Powers retired as President of Halliburton Energy Services in 2002, where he worked for nearly 35 years.  He then was elected to the board of directors for Magnum Hunter Resources, an NYSE listed company before being acquired by Cimarex, where he served as chairman of the Compensation Committee.  Prior to being elected to the Company’s Board, Mr. Powers purchased 645,806 shares of the Company’s common stock and warrants to purchase up to 322,903 additional shares for an aggregate investment of $1,001,000 pursuant to the Company’s private placement, which closed in July 2006.

In order to comply with the Company’s corporate governance policy regarding independence of directors, the Board removed Mr. Powers as a member and Chairman of the Company’s Nominating and Corporate Governance Committee upon his appointment as Chief Operating Officer.  The Board appointed Mr. Paul E. Fredericks to serve as the new Chairman of the Nominating and Corporate Governance Committee.

ITEM 5.05 AMENDMENT TO THE REGISTRANT’S CODE OF ETHICS, OR WAIVER OF A PROVISION OF THE CODE OF ETHICS

On August 31, 2006, the Board adopted a Code of Ethics and Business Conduct that applies to all of the Company’s employees, including its officers.  The Company intends to make available its Code of Ethics and Business Conduct on its website at www.novaenergyholding.com.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA OIL, INC.

	By:	/s/ Kenneth T. Hern
	Name:	Kenneth T. Hern
	Title:	Chief Executive Officer

Date: September 7, 2006